PROSPECTUS                 Pricing Supplement No. 3190
Dated January 10, 1995     Dated August 21, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration  Statement
                           No. 333-07469
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  August 21, 1998

Settlement Date (Original Issue Date):  August 26, 1998

Maturity Date:  August 15, 2001

Principal Amount (in Specified Currency): US$100,000,000

Price to Public (Issue Price):  99.8970%

Agent's Discount
or Commission:   0.250%

Net Proceeds to Issuer:  US$99,647,000

Interest Rate Per Annum:  5.65%

Interest Payment Date(s):

  _    March 15 and September 15 of each year
            X Other: Semi-Annually on August 15 and February 15, commencing on February 15, 1999 (with respect to the period from and including August 26, 1998 to but excluding February 15, 1999) and ending on the Maturity Date (with respect to the period from and including February 15, 2001 to but excluding the Maturity Date)
Form of Notes:

  X  DTC registered        _  non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:       Not applicable ("N/A")
Initial Redemption Percentage: N/A
Optional Repayment Date:       N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:     N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                      (Fixed Rate Notes)
                      Page 2
                      Pricing Supplement No. 3190
                      Dated August 21, 1998
                      Rule   424(b)(3)-Registration   Statement
                      No.333-07469

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Interest on the Notes will accrue from and including August 26, 1998 and will be payable in U.S. dollars semi-annually on February 15 and August 15 of each year, commencing February 15, 1999 (with respect to the period from and including August 26, 1998 to but excluding February 15, 1999) and on the Maturity Date (with respect to the period from and including February 15, 2001 to but excluding the Maturity Date). Interest will accrue from and including each Interest Payment
  Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.
                      (Fixed Rate Notes)
                      Page 3
                      Pricing Supplement No. 3190
                      Dated August 21, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469


  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture.

Additional Information:

  General.

  At June 27, 1998, the Company had outstanding indebtedness totalling $144.969 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 27, 1998 excluding subordinated notes payable after one year was equal to $144.272 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

        Year Ended December 31,   Six Months Ended
     1993  1994  1995  1996 1997   June 27,1998
     1.62  1.63  1.51  1.53 1.48   1.50

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.




                      (Floating Rate Notes)
                      Page 4
                      Pricing Supplement No. 3190
                      Dated August 21, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.


Plan of Distribution:

  The  Notes  are  being purchased by Lehman Brothers  Inc.  (the
  "Underwriter"),  as principal, at the Issue Price  of  99.8970%
  of   the   aggregate  principal  amount  less  an  underwriting
  discount equal to 0.250%.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.